As filed with the Securities and Exchange Commission on September 3, 2015

Registration No. 333-190256

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement No. 333-190256

UNDER

THE SECURITIES ACT OF 1933

HOSPIRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0504497
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

235 East 42nd Street

New York, New York 10017-5755

(212) 733-2323

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Margaret M. Madden, Esq.

Director

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Paul Kinsella

Marko Zatylny

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, Massachusetts 02199

(617) 951-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

Hospira, Inc., a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statement on Form S-3 (the “Registration Statement”) to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statement as of the date hereof:

•	Registration Statement No. 333-190256 on Form S-3, filed with the Commission on July 30, 2013, pertaining to the registration of an indeterminate number or amount of debt securities of the Registrant.

Pursuant to an Agreement and Plan of Merger, dated as of February 5, 2015, by and among Pfizer Inc., a Delaware corporation (“Parent”), Perkins Holding Company, a Delaware corporation and a subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a subsidiary of Parent. The Merger became effective on September 3, 2015.

As a result of the Merger, the Registrant has terminated the offering of its securities pursuant to the Registration Statement. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this day of September 3, 2015.

HOSPIRA, INC.

By:	/s/ Margaret Madden
Name:	Margaret Madden
Title:	Director and Authorized Signatory